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                                                                     EXHIBIT 4.2

                             SOUTHWEST AIRLINES CO.

                          2002 MECHANICS NON-QUALIFIED
                                STOCK OPTION PLAN
                     (As Amended through October 22, 2002)

         SOUTHWEST AIRLINES CO., a Texas corporation (the "Company"), hereby formulates and adopts the following 2002 Mechanics Non-Qualified Stock Option Plan (the "Plan).

         1. PURPOSE. This Plan is adopted pursuant to the Collective Bargaining Agreement (the "Agreement") between the Company and the International Brotherhood of Teamsters - Airline Division for Mechanics and related Employees of Southwest Airlines Co. (the "IBT") for the period August 16, 2001 to August 16, 2005.

         2. ADMINISTRATION. This Plan shall be administered by an Administrative Committee (the "Committee") consisting of not more than five (5) persons designated from time to time by the Chief Executive Officer of the Company, including as one of its members a representative of the IBT. Members of the Committee may be removed or replaced at any time by the Chief Executive Officer of the Company. The Administrative Committee shall select one of its members as Chairman and shall adopt such rules and regulations as it shall deem appropriate concerning the holding of its meetings, the transaction of its business and the administration of this Plan. A majority of the whole Committee shall constitute a quorum, and the act of a majority of the members of the Committee present at a meeting at which a quorum is present shall be the act of the Committee; any decision or determination reduced to writing and signed by a majority of the members of the Administrative Committee shall be fully as effective as if made by a majority vote at a meeting duly called and held.

         3. GRANT OF OPTIONS; PERSONS ELIGIBLE.

                  (a) Persons Eligible. The Stock Option Committee of the Board of Directors of the Company, or such other committee as may be appointed by the Board, shall have the authority and responsibility, within the limitations of this Plan, to grant options from time to time to persons employed by the Company and covered by the Agreement and as set forth in the schedule attached as Exhibit A and made a part hereof. Only persons who are employed as fulltime Mechanics of the Company on the date of the grant may be granted options under this Plan; under no circumstances shall executive officers of the Company be eligible to receive options hereunder.

                  (b) Grant Price. Initial Grants (as defined in Exhibit A) shall be granted at an exercise price equal to the fair market value of the Common Stock on the date of ratification of the Agreement; thereafter, Options shall be granted at an exercise price equal to the fair market value of the Common Stock of the Company on the date of the grant of the option.



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                  (c) Southwest Airlines Employees Becoming Mechanics. Except as
provided in subparagraph (e) below, Southwest Airlines Employees who enter the Mechanics work force without a break in company service and who are participants in another stock option plan (an "existing plan") will retain any vested and unexercised options granted with such existing plan. Such Employee must choose to either retain unvested stock option grants established in accordance with such existing plan (if permitted by such other plan), or will receive grants in accordance with this Plan, whichever is chosen by the Employee involved, but the Employee shall not hold grants under both plans simultaneously (other than vested and unexercised options in such existing plans). The Employee must make the election prior to the scheduled grant date for options under this Plan. If the Employee does not make a timely election, options previously granted will remain in effect, and no grant will be made under this Plan. Exercise of options will be done in accordance with the Plan under which they were awarded. At such time as the Employee no longer holds any vested or unvested options under the other existing plan, the Employee will receive an initial grant under this Plan on the next scheduled grant date. Employees who entered the Mechanics work force prior to the initial grant date of options under this Plan must make the election within 60 days of the date of ratification of the Agreement.

                  (d) Mechanics Transferring to Another Work Group. Except as provided in subparagraph (e) below, if a Southwest Airlines Mechanic transfers to another work group, any unvested portion of any option granted in accordance with this Plan, shall automatically and without notice terminate and become null and void as of the first day such Optionee is on the payroll for such position. Any vested and unexercised portion of any such option shall remain exercisable under this Plan.

                  (e) Employees Transferring between Groups Represented by the International Brotherhood of Teamsters. Southwest Airlines Mechanics who transfer between work groups represented by the International Brotherhood of Teamsters and which are each covered by an existing stock option plan will retain vested stock option grants established in accordance with their original plan and must choose to either retain unvested stock option grants established in accordance with such original plan or will receive grants in accordance with the plan for their new group. The Employee shall not hold grants under both plans simultaneously (other than previously vested and unexercised options in the original plan). If the Employee chooses to retain grants under the original plan, and the stock option plan for the group into which he is moving would provide additional options (in the Total Grant) at his entry, he may choose to retain grants under the original plan, and, in addition, receive a supplemental grant under the other plan in an amount equal to the difference between those available under the other plan, and the amount already received under the original plan. Employees who entered the Mechanics work force prior to the initial grant date of options under this Plan must make the election within 60 days of the date of ratification of the Agreement.

                  The Employee must make the election under this paragraph prior to the next scheduled grant date for options under the stock option plan for the group into which the Employee is moving. If the Employee does not make a timely election, options previously granted under the Employee's original plan will remain in effect and, if appropriate, an incremental grant will be made under the other stock option plan.



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         4. DEFINITIONS. An Employee receiving any option under this Plan is hereinafter referred to as an "Optionee." Any reference herein to the employment of an Optionee with the Company shall include only employment with the Company. The fair market value of the Common Stock on any day shall be the mean between the highest and lowest quoted selling prices of the Common Stock on such day as reported by the primary national stock exchange on which such stock is listed. If no sale shall have been made on that day, or if the Common Stock is not listed on a national exchange at that time, fair market value will be determined on the most recent business day on which the stock was traded, unless otherwise determined by the Committee.

         5. STOCK SUBJECT TO OPTIONS. Subject to the provisions of paragraph 12, the number of shares of the Company's Common Stock subject at any one time to options, plus the number of such shares then outstanding pursuant to exercises of options, granted under this Plan, shall not exceed 4,100,000 shares. If, and to the extent the options granted under this Plan terminate or expire without having been exercised, new options may be granted with respect to the shares covered by such terminated or expired options; provided that the granting and terms of such new options shall in all respects comply with the provisions of this Plan.

         Shares sold or distributed upon the exercise of any option granted under this Plan may be shares of the Company's authorized and unissued Common Stock, shares of the Company's issued Common Stock held in the Company's treasury, or both.

         There shall be reserved at all times for sale or distribution under this Plan a number of shares of Common Stock (either authorized and unissued shares or shares held in the Company's treasury, or both) equal to the maximum number of shares which may be purchased or distributed upon the exercise of options granted under this Plan.

         Exercise of an Option in any manner shall result in a decrease in the number of shares of Common Stock which may thereafter be available, both for purposes of this Plan and for sale to any one individual, by the number of shares as to which the Option is exercised.

         6. EXPIRATION AND TERMINATION OF THE PLAN. This Plan will expire on August 16, 2005, except as to Options outstanding on such date which shall continue in full force and effect until they are exercised, terminate or expire according to the terms of this Plan.

         No modification, extension, renewal or other change in any option granted under this Plan shall be made after the grant of such option unless the same is consistent with the provisions of this Plan.

         7. EXERCISABILITY AND DURATION OF OPTIONS.

                  (a) Exercisability. Options granted under this Plan shall become exercisable pursuant to the vesting schedule and requirements set forth in Exhibit A attached hereto.



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                  (b) Duration. The unexercised portion of any option granted under this Plan shall automatically and without notice terminate and become null and void at the time of the earliest to occur of the following:

                  (1) The expiration of eight (8) years from the date of grant of such option;

                  (2) The expiration of three months from the date of termination of the Optionee's employment with the Company (unless such termination was as a result of the circumstances set forth in subparagraph (3) below); provided that if the Optionee shall die during such 3-month period the provisions of subparagraph (3) below shall apply; or

                  (3) The expiration of 12 months from the Optionee's death if such death occurs during his employment with the Company.

         In the case of subparagraphs (2) and (3) above, the Optionee shall have the right to exercise any Option prior to such expiration to the extent it was exercisable at the date of such termination of employment and shall not have been exercised.

         8. EXERCISE OF OPTIONS.

                  (a) Procedure. The options granted herein shall be exercised by the Optionee (or by the person who acquires such options by will or the laws of descent and distribution or otherwise by reason of the death of the Optionee) as to all or part of the shares covered by the option (but in no event less than 100 shares, unless such exercise is for all remaining shares) by giving written notice of the exercise thereof (the "Notice") to the Company. From time to time the Committee may establish procedures relating to effecting such exercises. No fractional shares shall be issued as a result of exercising an Option.

                  (b) Payment. In the Notice, the Optionee shall elect whether he or she is to pay for his or her shares in cash or in Common Stock of the Company, or both. If payment is to be made in cash, the Optionee shall deliver to the Company a cashier's check or electronic funds transfer in the amount of the exercise price on or before the exercise date. If payment is to be made in Common Stock, (a) it shall be valued at its fair market value on the date of such notice, as determined pursuant to Paragraph 4 hereof; (b) such Common Stock must have been owned by the Optionee for at least six months prior to the exercise date; and (c) the Notice shall be accompanied by a certificate for at least the number of shares of Common Stock to be used as payment.

                  (c) Irrevocable Election. The giving of such written notice to the Company shall constitute an irrevocable election to purchase the number of shares specified in the notice on the date specified in the notice.



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MECHANICS NON-QUALIFIED STOCK OPTION PLAN                                 Page 4
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                  (d) Withholding Taxes. To the extent that the exercise of any
Option granted pursuant to this Plan or the disposition of shares of Common
Stock acquired by exercise of an Option results in compensation income to the Optionee for federal or state income tax purposes, the Optionee shall deliver to the Company at the time of such exercise or disposition such amount of money as the Company may require to meet its obligation under applicable tax laws or regulations, and, if the Optionee fails to do so, the Company is authorized to
(a) withhold delivery of certificates upon exercise and (b) withhold from remuneration then or thereafter payable to Optionee any tax required to be withheld by reason of such resulting compensation income.

                  (e) Delivery of Shares. The Company shall cause shares to be delivered to the Optionee (or the person exercising the Optionee's options in the event of death) as soon as practicable after the exercise date.

         9. NONTRANSFERABILITY OF OPTIONS. No option granted under this Plan or any right evidenced thereby shall be transferable by the Optionee other than by will or the laws of descent and distribution. During the lifetime of an Optionee, only the Optionee (or his or her guardian or legal representative) may exercise his or her options.

         In the event of the Optionee's death during his or her employment with the Company or during the three-month period following the date of termination of such employment, the Optionee's options shall thereafter be exercisable, as provided in paragraph 7(b), by his or her executor or administrator, or by the person who acquires such options by will or the laws of descent and distribution or otherwise by reason of the death of the Optionee.

         10. RIGHTS OF OPTIONEE. Neither the Optionee nor his or her executors, administrators, or legal representatives shall have any of the rights of a shareholder of the Company with respect to the shares subject to an option granted under this Plan until certificates for such shares shall have been issued upon the exercise of such option.

         11. RIGHT TO TERMINATE EMPLOYMENT. Nothing in this Plan or in any option granted under this Plan shall confer upon any Optionee the right to continue in the employment of the Company or affect the right of the Company or any of its subsidiaries to terminate the Optionee's employment at any time; subject, however, to the provisions of the Agreement.

         12. ADJUSTMENT UPON CHANGES IN CAPITALIZATION, ETC.

                  (a) The existence of the Plan and the options granted hereunder shall not affect in any way the right or power of the Board of Directors or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities ahead of or affecting Common Stock or the rights thereof, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.



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                  (b) The shares with respect to which options may be granted are shares of Common Stock as presently constituted, but if, and whenever, prior to the expiration of an option theretofore granted, the Company shall effect a subdivision or consolidation of shares of Common Stock or the payment of a stock dividend on Common Stock without receipt of consideration by the Company, the number of shares of Common Stock with respect to which such option may thereafter be exercised (i) in the event of an increase in the number of outstanding shares shall be proportionately increased, and the purchase price per share shall be proportionately reduced, and (ii) in the event of a reduction in the number of outstanding shares shall be proportionately reduced, and the purchase price per share shall be proportionately increased; likewise, the number of shares to be granted pursuant to the schedule set forth in Exhibit A shall be appropriately adjusted. In the event of any such change in the outstanding Common Stock, the aggregate number of shares available under the Plan shall be appropriately adjusted by the Board of Directors of the Company, whose determination shall be conclusive.

                  (c) If the Company recapitalizes or otherwise changes its capital structure, thereafter upon any exercise of an option theretofore granted the Optionee shall be entitled to purchase under such option, in lieu of the number of shares of Common Stock as to which such option shall then be exercisable, the number and class of shares of stock and securities to which the Optionee would have been entitled pursuant to the terms of the recapitalization if, immediately prior to such recapitalization, the Optionee had been the holder of record of the number of shares of Common Stock as to which such option is then exercisable. If the Company shall not be the surviving entity in any merger or consolidation (or survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary of the Company) or if the Company is to be dissolved or liquidated, then unless a surviving corporation assumes or substitutes new options for Options then outstanding hereunder (i) the time at which such Options may be exercised shall be accelerated and such Options shall become exercisable in full on or before a date fixed by the Company prior to the effective date of such merger or consolidation or such dissolution or liquidation, and (ii) upon such effective date Options shall expire.

                  (d) Except as hereinbefore expressly provided, the issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Common Stock subject to options theretofore granted or to be granted or the purchase price per share.

         13. PURCHASE FOR INVESTMENT AND LEGALITY. The Optionee, by acceptance of any option granted under this Plan, shall represent and warrant to the Company that the purchase or receipt of shares of Common Stock upon the exercise thereof shall be for investment and not with a view to distribution, provided that such representation and warranty shall be inoperative if, in the opinion of counsel to the Company, a proposed sale or distribution of such shares is pursuant to an applicable effective registration statement under the Securities Act of 1933 or is, without such representation and warranty, exempt from registration under such Act. The Company shall file a Registration Statement on Form S-8 pursuant to the Securities Act of 1933, as amended, covering the shares to



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MECHANICS NON-QUALIFIED STOCK OPTION PLAN                                 Page 6
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be offered pursuant to the Plan and will use its best efforts to maintain such registration at all times necessary to permit holders of options to exercise them.

         The obligation of the Company to issue shares upon the exercise of an option shall also be subject as conditions precedent to compliance with applicable provisions of the Securities Act of 1933, the Securities Exchange Act of 1934, state securities laws, rules and regulations under any of the foregoing and applicable requirements of any securities exchange upon which the Company's securities shall be listed.

         The Company may endorse an appropriate legend referring to the foregoing restrictions upon the certificate or certificates representing any shares issued or transferred to the Optionee upon the exercise of any option granted under this Plan.

         14. EFFECTIVE DATE OF PLAN. This Plan shall become effective on the latter of the following to occur: (a) its adoption by the Board of Directors of the Company and (b) ratification of the Agreement by the IBT membership not later than November 1, 2002.



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MECHANICS NON-QUALIFIED STOCK OPTION PLAN                                 Page 7
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                                    EXHIBIT A


INITIAL GRANTS

         On the Effective Date of the Agreement, options to purchase 2,400 shares of Common Stock of the Company will be granted to persons employed by the Company and covered by the Agreement. Of those options, options to purchase 1,200 shares of Common Stock will vest on the later of (i) immediately, or (ii) for Apprentices and Employees who have not completed probation, upon completion of probation. Options to purchase 600 shares will vest on August 16, 2003 and the balance of options to purchase 600 shares will vest on August 16, 2004, for Employees who have completed probation as of such date; if the Employee has not completed probation as of such date, the appropriate options will vest upon the completion of probation.

SUBSEQUENT GRANTS

         On August 16 of each year, commencing August 16, 2003, through August 16, 2005, options will be granted to persons employed by the Company who are covered by the Agreement who have completed probation during the previous 12 months (except those receiving an Initial Grant on the Date of Ratification). Options will vest annually on the anniversary of the Grant Date as follows:


                                     STOCK OPTION VESTING SCHEDULE
   GRANT    -------------------------------------------------------------------------------
   DATE                                        AUGUST 16,
  -------   -------------------------------------------------------------------------------
  AUG. 16   TOTAL GRANT             2003                   2004                   2005
  -------   -----------             ----                   ----                   ----
   2003        1,800                 600                    600                    600
   2004        1,200                  --                    600                    600
   2005          600                  --                     --                    600

         VESTING REQUIREMENTS

Options will vest on the applicable vesting date under the following circumstances, and no other:

(a) For Optionees who are Employees of the Company on paid status and on the Mechanic seniority list as of the applicable vesting date; and

(b) For Optionees who are Employees of the Company on unpaid status and on the Mechanic seniority list as of the applicable vesting date (e.g., medical leave, military leave, union leave, maternity leave etc.) who accrue hours of service during the calendar year prior to the year in which the vesting date occurs sufficient to qualify for a profitsharing contribution under the Company's Profitsharing Plan for such calendar year. By way of example, if an Optionee is on unpaid medical leave on August 16, 2003, but during calendar year 2002 accrues sufficient hours of service to qualify



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for a profitsharing contribution for 2003, such Optionee's options will vest on
August 16, 2003, as if that Optionee had been on paid status as of August 16, 2003.

Provided, however, that options may vest for Employees meeting the requirements set forth above (except the requirement for being on the seniority list), and for those Employees set forth in paragraph 3(e) of the Plan.



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